Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

LICENSE AGREEMENT

by and between

GLAXOSMITHKLINE, PLC and SMITHKLINE BEECHAM
CORPORATION (d/b/a GLAXOSMITHKLINE) (collectively, “GSK”)
and

ANDRX PHARMACEUTICALS, LLC. (“Andrx”)

February 9, 2007 (the “Execution Date”)

WHEREAS, Andrx and GSK are currently parties to that certain pending case in the United States District Court for the Southern District of Florida, Miami Division, captioned Andrx Pharmaceuticals, LLC. v GlaxoSmithKline, PLC and SmithKline Beecham Corporation d/b/a GlaxoSmithKline (Case No: 05-23264-CIV-Graham/O’Sullivan), (the “District Court Case”) related to Andrx’s U.S. Patent No. 6,905,708 (the “Patent”) and GSK’s 150mg Wellbutrin XL® product; and

WHEREAS, pursuant to the certain Settlement Agreement between GSK and Andrx of even date herewith (the “Settlement Agreement”), Andrx and GSK wish to stipulate to the dismissal of the District Court Case with prejudice and settle all matters related to the District Court Case; and

WHEREAS, as part of the consideration for entering into the Settlement Agreement, Andrx is willing to grant GSK certain licenses under the Patent on certain terms set forth in this Agreement; and

WHEREAS, GSK is willing to take such licenses from Andrx, pursuant to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the promises, representations, warranties, covenants, agreements, licenses and releases contained herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.             All of the terms and conditions set forth in this Agreement shall be binding on the Parties. See Appendix A hereto for the definition of certain defined terms used in this Agreement. Capitalized terms used herein, but not otherwise defined herein, shall have the meaning given to them in the Settlement Agreement.

2.             The Parties enter into this Agreement and the Settlement Agreement in an effort to avoid the risks of, and uncertainty associated with, further litigation and to limit associated fees, costs and expenses related to or arising from the District Court Case.

3.             (a)           Wellbutrin XL Product License. As of the Execution Date Andrx hereby grants to GSK: (i) an exclusive license, with the right to grant sublicenses (including, but not limited to, the right to grant sublicenses to GSK’s Affiliates and the GSK Suppliers), under the Patent to make, have made, use, sell, have sold, offer for sale, and import the forms of Wellbutrin XL Products currently sold or marketed in the United States by GSK (or its Affiliates) as of the Execution Date; and (ii) a non-exclusive license, with the right to grant sublicenses (including, but not limited to, the right to grant sublicenses to GSK’s Affiliates and the GSK Suppliers), under the Patent to make, have made, use, sell, have sold, offer for sale, and import forms of Wellbutrin XL Products in the United States not yet sold or marketed in the United States by GSK (or its Affiliates) as of the Execution Date. Andrx and GSK hereby agree and acknowledge the foregoing license grants to GSK are retroactive to the date the Patent was granted in the United States. GSK further agrees that it may only grant sublicenses hereunder to the extent it remains liable for payment of royalties on Net Sales of Wellbutrin XL Products by its sublicensees, such payment to be made by GSK to Andrx when due irrespective of whether GSK receives payment, if any, it is due from such sublicensee.

(b)           Generic Equivalent Product License. As of the Execution Date, Andrx hereby grants to GSK a non-exclusive license (without the right to sublicense except that sublicenses are permitted as to GSK’s Affiliates, the GSK Suppliers and, if applicable, GSK’s Third Party distributors of Generic Equivalent Products and as permitted pursuant to Section 3(f)) under the Patent to make, have made, use, sell, have sold, offer for sale and import any Generic Equivalent Products in the United States. Except as is otherwise set forth in Section 3(f), GSK further agrees that it may only grant sublicenses hereunder to the extent it remains liable for payment of royalties on Net Sales of Generic Equivalent Products by its sublicensees, such payment to be made by GSK to Andrx when due irrespective of whether GSK receives payment, if any, it is due from such sublicensee.

(c)           Generic Bupropion Product License. As of the Execution Date, Andrx hereby grants to GSK a non-exclusive license (without the right to sublicense, except that sublicenses are permitted, if applicable, to a GSK Affiliate, by a Biovail Third Party Licensee to its Affiliates and the Biovail Third Party Licensee’s Suppliers, and as permitted pursuant to Section 3(f)) under the Patent to make, have made, use, sell, have sold, offer for sale and import a Biovail Third Party Licensee Bupropion Product in the United States.

(d)           No Implied Rights. Nothing in this Agreement shall be deemed or implied to be, and the Parties disclaim all implied rights to, the grant by any of the Parties to the other Party of any right, title or interest in any product, intellectual property rights, any formulation technology or know-how, manufacturing technology or know-how, operating procedures, marketing materials or strategies, intangibles, material or proprietary rights of the other in all countries of the world, except as expressly set forth in this Agreement.

(e)           No Rights to Enforce. No party hereunder other than Andrx shall have rights to enforce the Patent or to defend against a claim of invalidity or unenforceability of the Patent or defend against a claim of non-infringement of the Patent, even within the field under which it has exclusive rights (if applicable).

(f)            Assignment to Biovail Assignee and Sublicense to Biovail Third Party Licensees. GSK shall have the right, in GSK’s sole discretion and without Andrx’s consent, to assign to Biovail Laboratories SRL (“Biovail”) (or an Affiliate of Biovail) (the “Biovail Assignee”), whether on a permanent or on a temporary basis, all or a part of the rights granted to GSK pursuant to Section 3(b) as to Generic Equivalent Products and/or the rights granted to GSK pursuant to Section 3(c) as to Biovail Third Party Licensee Bupropion Products (as applicable, the “Assigned License Rights”).

(i)            Assignment to Biovail Assignee. Any such assignment to a Biovail Assignee shall be documented in a written agreement wherein the Biovail Assignee agrees to assume such Assigned License Rights pursuant to the applicable provisions of this Agreement as if it were a party hereto in GSK’s place and to abide by such applicable provisions and obligations of this agreement (including, without limitation, Andrx’s right to seek recourse directly against the Biovail Assignee under Section 3(f)(v), the applicable Royalty provisions under Sections 4(b) and 4(d), termination provisions of Section 5(c), indemnification provisions of 6(c), and confidentiality provisions of Section 9). For clarity, the Biovail Assignee shall not have the right to further assign such rights to a third party other than to its Affiliates, to GSK (or its Affiliates), or pursuant to Section 7;

(ii)           Sublicense to Biovail Third Party Licensee. The Biovail Assignee shall have the right, in the Biovail Assignee’s sole discretion without Andrx’s and GSK’s consent, whether on a permanent or on a temporary basis, to sublicense pursuant to a written sublicense agreement all or part of such Assigned License Rights to a Third Party (a “Biovail Third Party Licensees”). In order to be effective, any such sublicense to a Biovail Third Party Licensee shall be documented in a written agreement either (a) wherein the Biovail Third Party Licensee agrees to accept such sublicense of the Assigned License Rights pursuant to the applicable provisions of this Agreement as if it were a party hereto in GSK’s place and to abide by such applicable provisions and obligations of this agreement (including, without limitation, Andrx’s right to seek recourse directly against the Biovail Third Party Licensees under Section 3(f)(v), the applicable Royalty provisions of Sections 4(c) and 4(d), termination provisions of Section 5(c), indemnification provisions of 6(c), and confidentiality provisions of Section 9) or (b) that is otherwise reasonably acceptable to both the Biovail Third Party Licensee and to Andrx in order to accomplish the foregoing intent. For clarity, the Biovail Third Party Sublicensees shall not have the right to further sublicense such rights, other than to its Affiliates and to Biovail Third Party Licensee Suppliers;

(iii)          The Biovail Assignee may, without Andrx’s consent, at any time re-assign the Assigned License Rights back to GSK and, upon GSK’s acceptance thereof, GSK shall re-assume the rights and obligations hereunder as a licensee of Andrx, provided the Biovail Assignee shall remain liable to Andrx for any breach of the provisions of this Agreement that it, directly or indirectly, caused while it was the assignee of the Assigned License Rights;

(iv)          Andrx shall receive a written notice of any such assignment to a Biovail Assignee, any sublicense from a Biovail Assignee to a Biovail Third Party Licensee, or any re-assignment to GSK (as may be applicable) within ten (10) business days after the date of the effective date of such assignment, re-assignment or sublicense; and

(v)           To the extent any rights are assigned to a Biovail Assignee or sublicensed to a Biovail Third Party Sublicensee, as provided herein, Andrx shall have the standing, right, and privity as a third-party beneficiary to enforce such applicable provisions of this Agreement against such Biovail Assignee or Biovail Third Party Licensee as if it were a party hereto. Notwithstanding anything to the contrary: (A) (1) GSK (and its Affiliates) shall have no obligations or liability to Andrx (or it Affiliates) or any Biovail Assignee with respect to the performance or nonperformance by a Biovail Assignee or a Biovail Third Party Licensee (as the case may be) of the applicable provisions of this Agreement (including, without limitation, the payment of any Royalties due to Andrx from a Biovail Assignee or a Biovail Third Party Licensee (as the case may be)), nor (2) shall any Biovail Assignee shall have any obligations or liability to Andrx (or it Affiliates) with respect to the performance or nonperformance by a Biovail Third Party Licensee of the applicable provisions of this Agreement (including, without limitation, the payment of any Royalties due to Andrx from a Biovail Third Party Licensee), nor (3) shall any Biovail Third Party Licensee have any obligations or liability to Andrx (or it Affiliates) with respect to the performance or nonperformance by GSK or a Biovail Assignee or any other Biovail Third Party Licensee (as the case may be) of the applicable provisions of this Agreement (including, without limitation, the payment of any Royalties due to Andrx from such parties (as the case may be)); and (B) (1) any breach of the applicable provisions of this Agreement by a Biovail Assignee or a Biovail Third Party Licensee (as the case may be) shall not be deemed to be a breach of this Agreement by GSK and any resulting termination of the rights of such Biovail Assignee or a Biovail Third Party Licensee (as the case may be) under this Agreement shall have no effect whatsoever on the licenses and covenant not-to-sue that GSK has obtained from Andrx under this Agreement, and (2) any breach of the applicable provisions of this Agreement by a Biovail Third Party Licensee shall not be deemed to be a breach of this Agreement by a Biovail Assignee and any resulting termination of the rights of such Biovail Third Party Licensee under this Agreement shall have no effect whatsoever on the licenses and covenant not-to-sue that a Biovail Assignee have obtained from Andrx under this Agreement, and (3) any breach of the applicable provisions of this Agreement by GSK or a Biovail Assignee or a Biovail Third Party Licensee shall not be deemed to be a breach of this Agreement by another Biovail Third Party Licensee and any resulting termination of the rights of any such other parties under this Agreement shall have no effect whatsoever on the licenses and covenant not-to-sue that such Biovail Third Party Licensee have obtained from Andrx under this Agreement, provided that (x) each such Biovail Third Party Licensee seeking to maintain such rights following such termination does not materially breach its obligations to Andrx under such sublicense, and (y) Andrx shall have no obligations to such Biovail Third Party Licensee arising out of such sublicense over and above the obligations expressly set forth in this Agreement that flow to such Biovail Third Party Licensee as a result of such sublicense.

4.             (a)           Wellbutrin XL Product Royalty. As consideration for the license rights under the Patent granted to GSK by Andrx in Paragraph 3(a), GSK (or its Affiliate) shall remit to Andrx (or its Affiliate) the following:

(i)            within five (5) business days following the Execution Date, the non-refundable, non-creditable license fee equal to Thirty-Five Million U.S. Dollars ($35,000,000.00); and

(ii)           a royalty equal to {***}† of GSK’s Net Sales of Wellbutrin XL Products in the United States (the “Wellbutrin XL Product Royalty”) which occur on or after February 1, 2007. The Wellbutrin XL Product Royalty shall automatically terminate on the date the last claim covering Wellbutrin XL Products in the Patent expires, or is held to be invalid or otherwise unenforceable or is found not to cover Wellbutrin XL Products for whatever reason, by a court or other legal or administrative tribunal from which no appeal is or can be taken (other than a petition for a writ of certiorari to the Supreme Court). For the avoidance of doubt, an arbitration panel shall not be considered a legal or administrative tribunal.

(b)           Generic Equivalent Product Royally. As consideration for the license rights under the Patent granted to GSK by Andrx in Paragraph 3(b), GSK (or its Affiliate) shall remit to Andrx (or its Affiliate) a royalty equal to {***}† of GSK’s Net Sales of Generic Equivalent Products in the United States (the “Generic Equivalent Product Royalty”). The Generic Equivalent Product Royalty shall automatically become effective as of the Execution Date, and shall automatically terminate on the date the last claim covering Generic Equivalent Products in the Patent expires or is held to be invalid or otherwise unenforceable or is found not to cover Generic Equivalent Products for whatever reason by a court or other legal or administrative tribunal from which no appeal is or can be taken (other than a petition for a writ of certiorari to the Supreme Court). For the avoidance of doubt, an arbitration panel shall not be considered a legal or administrative tribunal. To the extent GSK assigns its rights to the Biovail Assignees (or any sublicense to a Biovail Third Party Sublicensee) pursuant to Section 3(f), the Biovail Assignees (or such Biovail Third Party Sublicensee) shall be responsible for paying such royalty directly to Andrx based on the Net Sales of the Biovail Assignees (or such Biovail Third Party Sublicensee), and GSK shall have no liability in connection therewith.

(c)           Biovail Third Party Licensee Bupropion Product Royalty. As consideration for the license rights under the Patent granted by Andrx in Paragraph 3(c), the Biovail Third Party Licensee shall remit to Andrx (or its Affiliate) a royalty equal to {***}† of Net Sales of Biovail Third Party Licensee Bupropion Product in the United States (the “Biovail

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Third Party Licensee Bupropion Product Royalty”). The Biovail Third Party Licensee Bupropion Product Royalty shall automatically become effective as of the effective date of the sublicense to the Assigned License Rights hereunder to the Biovail Third Party Licensee, shall be solely owed and payable by the Biovail Third Party Licensee (and not GSK), and shall automatically terminate on the date the last claim covering Biovail Third Party Licensee Bupropion Products in the Patent expires or is held to be invalid or otherwise unenforceable or is found not to cover Biovail Third Party Licensee Bupropion Products for whatever reason by a court or other legal or administrative tribunal from which no appeal is or can be taken (other than a petition for a writ of certiorari to the Supreme Court). For the avoidance of doubt, an arbitration panel shall not be considered a legal or administrative tribunal.

(d)           General Payment Provisions.

(i)            Any payment due Andrx (or its Affiliate) from GSK (or its Affiliate) that is past due under this Agreement shall bear interest at a rate equal to the lesser of (i) {***}†, or (ii) the maximum rate permitted by applicable law, calculated based on the number of days that the payment is delinquent. GSK (or its Affiliate) shall make all payments to Andrx (or its Affiliate) in United States dollars by electronic transfer to an account designated by Andrx, or by such other means as may be agreed in advance by both Parties.

(ii)           Andrx (or its Affiliates) shall be responsible for and shall pay all taxes payable on any Royalties or other payments made by GSK (or its Affiliate) to Andrx (or its Affiliate) hereunder. GSK (or its Affiliate) shall have the right to withhold taxes in the event that the United States Internal Revenue Service or another revenue authority of a State or Territory of the United States requires the withholding of taxes on amounts paid hereunder to Andrx (or its Affiliate), provided that GSK shall pay over any amounts so withheld to such authority promptly when due. Any tax paid or required to be withheld by GSK (or its Affiliate) on account of Royalty or other payments payable to Andrx (or its Affiliate) under this Agreement shall be deducted from the amount of the Royalties or other payments due Andrx (or its Affiliate). GSK

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(or its Affiliate) shall secure and promptly send to Andrx (or its Affiliate) proof of such taxes withheld and paid by GSK (or its Affiliate) for the benefit of Andrx (or its Affiliate). Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

(iii)          GSK shall keep reasonable written records and shall cause its Affiliates and sublicensees, as applicable, to keep reasonable written records, of all Net Sales of Wellbutrin XL Products and Generic Equivalent Products to the extent commercially reasonably possible. All such applicable records shall be maintained by GSK, and GSK, shall cause its Affiliates and sublicensees, as applicable, to maintain, for the period required by applicable law or a period of five (5) years from the date of the record’s creation, whichever is longer.

(iv)          Within thirty (30) days after the end of each Calendar Quarter in which a sale of Wellbutrin XL Products or Generic Equivalent Products has been made in the United States, GSK shall submit to Andrx a written report (the “Royalty Report”) containing the following information regarding such preceding Calendar Quarter: an itemized accounting and calculation of the total Net Sales of Wellbutrin XL Products or Generic Equivalent Products sold during such preceding Calendar Quarter in the United States pursuant to this Agreement and the amount of any Royalty due Andrx on such Net Sales, such report to include information in sufficient detail as is reasonably necessary for Andrx to confirm the accuracy of the amount of the Royalty due Andrx, if any, during such preceding Calendar Quarter. Concurrent with the submission of a Royalty Report to Andrx, GSK (or its Affiliate) shall remit payment to Andrx (or its Affiliate) of all Royalties due to Andrx for such preceding Calendar Quarter in the United States. The content of all Royalty Reports shall be GSK confidential information.

(v)           Upon the written request of Andrx (but not more frequently than once per calendar year), Andrx shall have the right, within sixty (60) days after receipt of written confirmation that the Auditor is satisfactory to GSK (as set forth below), during the term of this Agreement and for six months (6) months thereafter, to have an independent certified public accountant, satisfactory to GSK in GSK’s reasonable discretion, (the “Auditor”) inspect GSK’s records and the records of GSK’s Affiliates and sublicensees, as applicable, with respect to the transactions contemplated by this Agreement for the preceding year (or, if Andrx did not exercise its audit rights the prior year, for the preceding two years) during the term (but not more than one time for any period) for the sole purpose of determining the accuracy of the Royalty payments made to Andrx (or its Affiliate) under this Agreement. GSK shall permit, and shall cause its Affiliates and sublicensees, as applicable, to permit, the Auditor to have reasonable confidential access, during normal business hours and upon having given reasonable prior notice, to such records of GSK and its Affiliates and sublicensees as may be necessary to verify GSK’s compliance with the Royalty payments due hereunder for the preceding year. The Auditor shall reach its conclusion as quickly as possible but in no event more than a period of thirty (30) days following the inspection, and notify the Parties only of its conclusions as to whether GSK is in compliance with its Royalty obligations and the amount of any underpayment or overpayment, and such report and the conclusions contained therein shall be final and binding on the Parties and shall be GSK Confidential Information. Under no circumstances shall the Auditor report to Andrx the wholesale prices at which GSK sold the Wellbutrin XL Products and Generic Equivalent Products. In the event the Auditor concludes that there was an underpayment of the Royalties to Andrx, the underpayment shall be paid by GSK within thirty (30) days after the date GSK receives such Auditor’s written report. In the event the Auditor concludes that there was an overpayment of the Royalties to Andrx, the overpayment shall be credited toward future Royalty payments to be paid by GSK to Andrx under this Agreement; provided, however, that in the event no further Royalty payments shall become due under this Agreement, said overpayment shall be paid by Andrx to GSK within thirty (30) days after the date Andrx receives such Auditor’s written report. If the underpayment of the Royalties is greater than five percent (5%) of the Royalties determined by the Auditor to be payable to Andrx, the reasonable fees and expenses charged by the Auditor shall be paid by GSK, otherwise Andrx shall pay the reasonable fees and expenses charged by such Auditor. The Auditor shall report to Andrx only its conclusions as to whether GSK is in compliance with the Royalty obligations and the amount of any underpayment or overpayment. The Auditor inspecting records of GSK shall execute a written confidentiality agreement reasonably satisfactory to GSK.

5.             (a)           This Agreement shall become effective as of the Execution Date and the term hereof shall (unless terminated earlier pursuant to Section 5(c)) expire on the date the last of the Royalty obligations hereunder terminates. The following provisions of this Agreement shall survive the termination or expiration of this Agreement:

(i)            Section 4(a)(i);

(ii)           Sections 4(d)(i)-(iv) (to the extent sales were made during the term), and Section 4(d)(v) (for the six month period set forth therein);

(iii)          Section 6(c) (except if this Agreement is terminated by Andrx for OSK’s material breach pursuant to Section 5(c));

(iv)          Section 9 (for the applicable period set forth therein); and

(v)           Section 15.

Any assigned rights or sublicenses pursuant to Section 3(f) also shall survive termination of this Agreement until such assigned rights or sublicenses are terminated or expire as between Andrx and the Biovail Assignees and/or the Biovail Third Party Licensee, as may be applicable. Similarly, this Agreement shall survive and shall not be affected by any termination of any such assigned rights or sublicenses.

(b)           All license rights and licenses granted under or pursuant to this Agreement by Andrx to GSK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. Andrx agrees that GSK as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under Section 365(n) of the U.S. Bankruptcy Code.

(c)           This Agreement may be terminated by Andrx: if (i) GSK is in breach of any material provision of this Agreement that is not cured within thirty (30) days after notice by Andrx to GSK of such breach, provided the notice of termination is given within six (6) months of the discovery by Andrx of the breach and prior to correction of the breach; or (ii) immediately if GSK, or an Affiliate of GSK, or a GSK sublicensee under the rights in this Agreement, voluntarily challenges the validity or enforceability of any claim of the Patent other than in connection with a claim brought by Andrx or asserts that the manufacture, use, sale, offer for sale, or importation of a Wellbutrin XL Product or Generic Equivalent Product in the United States does not infringe any claim of the Patent. In the event a Biovail Assignee or a Biovail Third Party Licensee (as applicable) voluntarily challenges the validity or enforceability of any claim of the Patent other than in connection with a claim brought by Andrx or asserts that the manufacture, use, sale, offer for sale, or importation of a Generic Equivalent Product or Biovail Third Party Licensee Bupropion Product (as applicable) in the United States does not infringe any claim of the Patent, Andrx shall have the right to immediately terminate such Biovail Assignee’s or Biovail Third Party Licensee’s (as applicable) rights to the Assigned License Rights and such Assigned License Right shall automatically revert to GSK. This Agreement may be terminated by GSK if Andrx is in breach of any material provision of this Agreement that is not cured within thirty (30) days after notice by GSK to Andrx of such breach, provided the notice of termination is given within six (6) months of the discovery by GSK of the breach and prior to correction of the breach.

6.             (a)           Each Party represents and warrants to the other that (i) it has the requisite corporate authority to enter into this Agreement, (ii) this Agreement does not and will not conflict with any other agreements to which it or any of its Affiliates is or may be a party or that would impede the diligent and complete fulfillment of its obligations hereunder, (iii) except as expressly set forth in the Settlement Agreement, to the extent that any approval or authorization is necessary for its valid and lawful execution, delivery and performance of this Agreement, such approval or authorization has been obtained, and (iv) this Agreement is a binding obligation of it and its Affiliates, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles. This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in a writing explicitly referring hereto, signed by both Parties hereto, and approved by all necessary corporate action.

(b)           Andrx warrants and represents that it owns the entire right, title and interest in the Patent, or otherwise has the right to grant the license rights outlined in Section 3.

(c)           Andrx (and on behalf of Andrx’s Affiliates, licensees, successors and assigns) hereby grants GSK (and its Affiliates, assigns, suppliers, distributors, and sublicensees) a covenant not-to-sue and freedom from suit, and Andrx (and its Affiliates) shall not support or encourage any Third Party in suing GSK (and its Affiliates, assigns, suppliers, distributors, sublicensees), (i) that any patents (or patents resulting from patent applications) owned or controlled by Andrx (or its Affiliates) throughout the world, now or in the future, is infringed by any non-generic prescription once-daily product containing bupropion hydrochloride (including the sale, offer for sale, manufacture, use or importation thereof), but only as to such products sold or marketed as of the Execution Date, (ii) that the Patent is infringed by any non-generic prescription once-daily product containing bupropion hydrochloride (including the sale, offer for sale, manufacture, use or importation thereof), (iii) effective as of or after the Execution Date, that any patents (or patents resulting from patent applications) owned or controlled by Andrx (or its Affiliates) throughout the world, now or in the future, is infringed by any generic prescription once-daily product containing bupropion hydrochloride (including the sale, offer for sale, manufacture, use or importation thereof), but only as to such products that are generic equivalents of products sold or marketed as of the Execution Date (including, without limitation, Generic Equivalent Products), and (iv) effective as of or after the Execution Date, that the Patent is infringed by any generic prescription once-daily product containing bupropion hydrochloride, including, without limitation, Biovail Third Party Licensee Bupropion Products, (including the sale, offer for sale, manufacture, use or importation thereof). Andrx (and its Affiliates) shall not threaten nor bring any claims under any such patents in contravention of the foregoing. Andrx shall impose the foregoing covenant not-to-sue on any Third Party to which Andrx or any of its Affiliates may assign, license, sublicense or otherwise transfer any rights to such patents.

(d)           Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS SECTION NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO ANY PRODUCT, MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED TO THE OTHER

PARTY PURSUANT TO THIS AGREEMENT. WITHOUT LIMITATION TO THE FOREGOING, NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS:

(i)            a warranty or representation by Andrx as to the validity, enforceability or scope of any claim of the Patent;

(ii)           a warranty or representation by Andrx that anything made used or sold, or otherwise disposed of under any license or other right granted in this Agreement is or will be free from infringement of any rights or other intellectual property right of any Third Party;

(iii)          an obligation to bring or prosecute actions or suits against Third Parties for infringement of the Patent; or

(iv)          granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Andrx or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to the Patent, except as expressly set forth herein (including, but not limited to, Sections 3 and 6(c) hereof).

(e)           GSK, on behalf of itself, its Affiliates and sublicensees, agrees to defend, indemnify, protect, and hold harmless Andrx and Andrx’s customers, Affiliates, employees, agents, servants, and representatives (each an “Andrx Party”) from and against any and all claims, damages, losses, liabilities, and expenses, including reasonable attorney’s fees and costs, of whatever nature, to the extent that such result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against Andrx or an Andrx Party based on, resulting from, or arising in connection with arising out of or relating to: (i) any product liability claim resulting from GSK’s (or its Affiliate’s or its sublicensees’) sale of Wellbutrin XL Products or Generic Equivalent Products sold by or on behalf of GSK in the United States, or (ii) any claim that GSK’s Wellbutrin XL Products or Generic Equivalent Products sold by or on behalf of GSK infringes intellectual property rights owned or controlled by such Third Party in the United States. The foregoing right of indemnity is premised upon Andrx not breaching any representation, warranty, covenant or other obligation of Andrx contained in this Agreement or the Settlement Agreement that form the basis or proximate cause of the indemnity claim or otherwise materially affect GSK’s potential defense or liability relating thereto, and providing GSK any reasonable, sufficient and timely notice available of such Third Party claim such that GSK’s ability to defend such claim is not prejudiced. GSK shall have the right to assume and control the defense of any claim for indemnification under this Section and Andrx shall cooperate in connection therewith. GSK shall maintain adequate insurance (or self-insurance) to cover such potential claims against Andrx and in accordance with industry standards.

7.             Except as expressly set forth herein (including, without limitation, Section 3(f), this Agreement and the rights herein shall not be assigned or otherwise transferred without the written consent of both Parties, such written consent not to be unreasonably withheld or delayed; provided, however, that the prior written consent of the other Party shall not be required for a Party to assign any of its rights (including the licenses and covenant not-to-sue granted hereunder), or delegate or subcontract the performance of any of its obligations hereunder to an Affiliate or pursuant to a sale of all or substantially all of the assets of the portion of the Party’s business to which this Agreement relates, merger, consolidation, reorganization or other similar transaction. Each Party represents and warrants that it has not sold or conveyed or otherwise transferred or granted any right, claim, demand or cause of action related to the District Court Case that it has or had against the other Party. Each Party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

8.             This Agreement is the product of negotiation and preparation by the Parties and their respective attorneys, and the Parties, therefore, expressly acknowledge and agree that this Agreement shall be deemed jointly prepared and drafted by all of the Parties and their attorneys, and shall be construed accordingly. The Parties further represent and warrant that each was represented by competent outside counsel in the course of negotiating and preparing this Agreement. Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission of this Agreement.

9.             The confidentiality provisions of Paragraph 11 of the Settlement Agreement shall govern this Agreement.

10.          GSK and Andrx shall each bear their own costs and legal fees associated with the negotiation and preparation of this Agreement.

11.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its choice of law principles). Nothing in this Agreement shall prevent the Parties from asserting or pursuing any claim to enforce the terms of this Agreement. All Parties consent to the exclusive personal jurisdiction and venue in The United States District Court For The Southern District of New York, (or, should there be no subject matter jurisdiction, then another Federal court of competent jurisdiction in New York), which shall be deemed the appropriate forum to hear the dispute for purposes of enforcing this Agreement.

12.          This Agreement may be signed by the Parties in separate counterparts, each of which when so executed shall be deemed an original, and all of which when taken together shall constitute the original Agreement. The Parties agree to accept facsimile copies of the executed Agreement from one another as an original of same.

13.          None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.

14.          The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of the other Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

15.          Publicity. Any announcements or publicity regarding the existence of this Agreement or any terms or subject matter of this Agreement by either Andrx and/or GSK will be agreed to by Andrx and GSK in writing in advance of any such announcement or publicity. The Party preparing any such announcement, publicity or press release will provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such announcement, publicity or press release, unless Applicable Law otherwise requires immediate public disclosure. The foregoing notwithstanding, the Parties will agree on a press release to announce the execution of this Agreement, together with a corresponding question/answer outline for use in responding to inquiries about this Agreement. Thereafter, Andrx and GSK may each disclose to Third Parties the information contained in such press release and question/answer outline without the need for further approval by the other Party. Each of the Parties may, if required by applicable law or governmental regulation, disclose the existence and such terms as are required of this Agreement pursuant to the provisions of Paragraph 11 of the Settlement Agreement. Each Party agrees that it will co-operate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

16.          Further Documents. Each Party hereto agrees to execute such further documents or agreements, and do all such other commercially reasonable acts, as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

17.          Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision shall be considered severed from this Agreement, and it is the intention of the Parties that the remainder of the Agreement will not be affected. The Parties shall make a good faith effort to replace any such invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

18.          Captions/Headings. The article and section captions or headings in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

19.          Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other or to bind the other Party in any respect whatsoever. All activities undertaken by and hereunder shall be those of an independent contractor.

20.          Entire Agreement. This Agreement, together with the Settlement Agreement, contains the entire agreement between the Parties related to the subject matter hereof, and this Agreement cannot be amended, varied or abridged in any manner except by amendment in writing duly signed by the Parties. This Agreement supersedes and replaces any existing agreement, arrangements or discussions between the Parties relating to the subject matter hereof, whether oral or written.

21.          Notices required or permitted under this Agreement shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx), or by telefacsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx) (failure of such confirmation shall not affect the validity of such notice by telefacsimile to the extent the receipt of such notice is confirmed by the act of the receiving Party (e.g., a telefacsimile of the receiving Party submitting its receipt of such notice)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

If to Andrx:

Andrx Pharmaceuticals LLC
c/o Watson Pharmaceuticals, Inc.
Attention: Legal Department
311 Bonnie Circle
Corona, CA 92880
Facsimile: (951) 493-5821

If to GSK:

SmithKline Beecham Corporation (d/b/a GlaxoSmithKline)
One Franklin Plaza (Mail Code FP 2230)
P.O. Box 7929
Philadelphia, Pennsylvania 19101, USA

Attention:              President, U.S. Pharmaceuticals

Fax:                        +1-215-751-3729

and:

SmithKline Beecham Corporation (d/b/a GlaxoSmithKline)

One Franklin Plaza (Mail Code FP 2230)

P.O. Box 7929

Philadelphia, Pennsylvania 19101, USA

Attention:              Corporate Law — U.S.

Vice President and Associate General Counsel,

Worldwide Business Development Transactions Team

Facsimile:              (215) 751-3935

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Execution Date.

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F. Parman
Name:	Donald F. Parman
Title:	Vice President & Secretary

GLAXOSMITHKLINE, PLC

By:	/s/ Simon Bicknell
Name:	Simon Bicknell
Title:	Company Secretary

ANDRX PHARMACEUTICALS, LLC.

By:	/s/ Allen Chao
Name:	Allen Chao
Title:	Chairman, Chief Executive Officer & President

APPENDIX A
Certain Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

“A Rated” shall mean the product in question has been assigned an “A” rating signifying that the FDA has classified the product as “therapeutically equivalent” to the particular product in question, applying the definition of “therapeutically equivalent” set forth in the preface to the current edition of the then current FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” (the “Orange Book”).

“Affiliate” shall mean any Person which controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of greater than fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of greater than 50% of the equity interest or the power to direct the management and policies of such noncorporate entities.

“Agreement” shall mean this License Agreement.

“Biovail Third Party Licensee Bupropion Product” shall mean (1) any prescription once-daily bupropion hydrochloride product in the 150mg strength for human use that has received Final Approval from the FDA pursuant to an ANDA and is A Rated to the applicable 150mg strength of GSK’s Wellbutrin XL® (bupropion hydrochloride) product approved under GSK’s NDA No. 02-1515 and that is distributed by the Biovail Third Party Licensee in the United States; or (2) any unbranded prescription once-daily product containing bupropion hydrochloride in the 150mg strength for human use that is supplied to, and distributed by, Biovail Third Party Licensee under a GSK owned or controlled NDA for sale in the United States by the Biovail Third Party Licensee as a generic equivalent to the 150mg strength of GSK’s Wellbutrin XL® (bupropion hydrochloride) product approved under GSK’s NDA No. 02-1515.

“Biovail Third Party Licensee’s Suppliers” shall mean, collectively any Third Party that manufactures for, or supplies to, the Biovail Third Party Licensee the Biovail Third Party Licensee Bupropion Product.

“Calendar Quarter” shall mean each of the three (3) month periods during a calendar year starting on each of the first of January, April, July and October.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“Final Approval” shall mean final approval (not including any tentative approval) required from the FDA to enable the marketing and sale of a pharmaceutical product in the United States.

“Generic Equivalent Product” shall mean any unbranded prescription 150mg once-daily product containing bupropion hydrochloride for human use that is supplied or manufactured by or for GSK or its Affiliates under a GSK owned or controlled NDA for sale in the United States by or on behalf of GSK (or a Biovail Assignee, if applicable) as a generic equivalent to the 150mg strength of GSK’s Wellbutrin XL® Product. For the avoidance of doubt, Generic Equivalent shall not include (i) any product marketed and sold under GSK’s Wellbutrin XL® trademark (or any other trademark owned or controlled by GSK), or (ii) any Biovail Third Party Licensee Bupropion Product.

“GSK Suppliers” shall mean, collectively any Third Party that manufactures for, or supplies to, GSK (or its Affiliates) the Wellbutrin XL Product, or the Generic Equivalent Product (as applicable) for sale by GSK (or its Affiliates).

“NDA” shall mean a New Drug Application (or supplement thereto) as defined in the U.S. Federal Food, Drug, and Cosmetic Act and all applicable regulations promulgated thereunder.

“Net Sales” shall mean the aggregate gross sales amount invoiced by GSK (or its Affiliates) and its or their sublicensees for Wellbutrin XL Products, Biovail Third Party Licensee

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Bupropion Product or Generic Equivalent Products (as may be applicable, “Product”) to wholesalers and customers (for purposes of this definition, collectively, “customer”) in the United States less the following deductions:

(a)           transportation charges, including insurance, for transporting Product;

(b)           sales and excise taxes and duties paid or allowed by the GSK and any other governmental charges imposed upon production, importation, use or sale of Product;

(c)           trade, quantity and cash discounts allowed on Product;

(d)           allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting Product; and

(e)           Product rebates, including those granted to Medicaid, and Product charge backs including those granted to managed care entities and pharmaceutical benefit management service entities;

all of the above without duplication and determined in accordance with GSK’s, its Affiliates’ and their permitted sublicensees’ books and records, which books and records will be maintain in accordance with GAAP. GSK, its Affiliates and their permitted sublicensees will not deduct any marketing, promotional, advertising or distribution expenses of any kind to determine Net Sales. Any sales between GSK, its Affiliates and its or their sublicensees shall be excluded from the computation of Net Sales and no amounts shall be payable on such sales.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

“Prime Rate” shall mean the rate of interest that Citibank N.A. lists as its prime lending rate on the last day of the applicable Calendar Quarter, or if such rate is not available, the prime

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lending rate listed in the New York City, USA version of The Wall Street Journal on the last day of the applicable Calendar Quarter.

“Royalty” shall mean individually or collectively, as applicable, the Wellbutrin XL Product Royalty, the Biovail Third Party Licensee Bupropion Product Royalty and the Generic Equivalent Product Royalty.

“Third Party” shall mean any Person other than Andrx or GSK, or an Affiliate of any of them.

“United States” shall mean the United States of America (including the Commonwealth of Puerto Rico) its possessions and territories, and U.S. military or U.S. government installations that are under the purview of the FDA.

“Wellbutrin XL Product” shall mean any prescription 150 mg once-daily product containing bupropion hydrochloride for human use that is supplied or manufactured by or for GSK (or its Affiliates) for sale by GSK (or its Affiliates) in the United States under the Wellbutrin XL® trademark or any other trademark owned or controlled by GSK (or its Affiliates). For the avoidance of doubt, “Wellbutrin XL Product” does not include Generic Equivalent Products or Biovail Third Party Licensee Bupropion Products.

Andrx and GSK are sometimes collectively referred to in this Agreement as the “Parties” and separately as a “Party.”

The word “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

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